            ***CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A
          REQUEST FOR CONFIDENTIAL TREATMENT; SUCH PORTIONS HAVE BEEN
                        FILED SEPARATELY WITH THE SEC***

                                                                    EXHIBIT 10.1

                            EQUIPMENT SALE AGREEMENT

      THIS EQUIPMENT SALE AGREEMENT (this "Agreement") is entered into this 14TH day of February, 2001 (the "Effective Date"), by and among AGI Distribution, Inc., a Nevada corporation, and Acres Gaming Incorporated, a Nevada corporation, (collectively, "Acres"), and Station Casinos, Inc., a Nevada corporation ("Station"), and Station's Signatory Affiliates. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 2 hereof.

1. BACKGROUND. Station desires to purchase from Acres a networked System for the Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station and Green Valley Ranch casinos (each, a "Casino Location" and, collectively, the "Casino Locations"). Accordingly, the parties agree as follows:

2.    DEFINITIONS.

- "Additional Property" and "Additional Properties" have the meaning ascribed to them in Section 5 hereof.

- "Bonusing Applications" (and each individually, a "Bonusing Application") means system based software components designed to send rewards to more than twenty-five percent (25%) of Machines in a casino in a pre-determined manner, listed in Exhibit I or available in Acres library at any time prior to December 31, 2004, which Station may purchase pursuant to this Agreement.

- "Bonusing License" means one working Bonusing Application installed on one Machine. For example, 20,000 Bonusing Licenses could be five Bonusing Applications installed on 4,000 Machines, two Bonusing Applications installed on 10,000 Machines, one Bonusing Application installed on 20,000 Machines, or any combination of Bonusing Applications which, when multiplied by the number of Machines, equals 20,000.

-  "Casino Location" and "Casino Locations" have the meaning ascribed to them in
   Section 1 above.

- "CPI" means the U.S. National Average Consumer Price Index for All Urban Consumers (1982-84 = 100) published by the Bureau of Labor Statistics of the U.S. Department of Labor or, in the event that such index is no longer available, such successor or other index as is most equivalent thereto.

-  "Game Vendors" means all companies that sell or lease Machines to Station.

- "Go Live" means the earliest date on which the Bonusing Applications of Return Play, Extra Credit, Lucky Coin and Coinless Transit (or if Coinless Transit is not purchased, a fourth



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   Bonusing Application to be selected by Station by February 15, 2001), have been installed and are functioning according to specification, at all Casino Locations except Green Valley Ranch for 30 days. In particular, the purchased Bonusing Applications must be working in a Multi-property environment for a 30 day period. (For example, for Lucky Coin, a random award would be based on the consolidated slot volume across all Casino Locations, rather than a single Casino Location, and the award would be paid to any customer playing at any of the Casino Locations during a designated period of time.) The "Go Live" date shall be determined separately for Green Valley Ranch on a stand-alone basis.

- "Hardware" means the Hardware components supplied by Acres to integrate Machines into the System including, without limitation, internal game electronics known as a Bonus Engine II (BE2), player tracking card reader, display, power supply and harness cabling as listed in Exhibit A.

- "Installation" means the act of physically installing the Products at the Casino Locations.

- "Installed" means that all Software and Hardware components are functioning according to specification.

- "Large Gaming Operator" means Harrah's Entertainment, MGM Mirage, Park Place Entertainment, Mandalay Resorts, Sun International or any subsidiaries thereof.

- "Machines" means slot machines and video poker machines to be used by Station or its subsidiaries or affiliates.

- "Multi-property" means that all purchased Bonusing Applications except Coinless Transit, are simultaneously operating at Palace Station, Boulder Station, Texas Station, Sunset Station and Santa Fe Station.

- "Products" means the Hardware and Software components and services provided by Acres as listed on Exhibit A.

- "Signatory Affiliates" means those subsidiaries and affiliates of Station that are signatories to this Agreement.

- "Software" means the software components of the System as listed on Exhibit A under Accounting and Analysis Software and Coinless Transit and Bonusing Software; provided however, that Station shall have the option to substitute a fourth bonus application for Coinless Transit, which option must be exercised in writing no later than February 15, 2001.

- "System" means the casino-wide, networked slot accounting, bonusing and interface for player tracking encompassing both Hardware and Software components as listed on Exhibit A.

3.    STATION SUPPLIED PRODUCTS.



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      Station will supply, at its sole expense, the following components:

      (a) computer hardware meeting the specifications outlined in Exhibit B. Station may elect to purchase the hardware outlined in Exhibit B from Acres pursuant to a separate pricing and supply agreement to be negotiated in good faith between the parties; and

      (b) (i) an Ethernet datapoint connection for each bank controller, bonus server, and configuration workstation location; (ii) category 5 network cables from each bank of Machines to each location of the corresponding bank controller, including furnishing hubs and terminations for all such cables; and
(iii) report printer, slip printers, fill/jackpot terminals and card readers, radio paging system and other hardware as listed on Exhibit C. All Station hardware shall be as specified in Exhibit C or as otherwise mutually and reasonably agreed to by Acres and Station.

4.    PRICE AND PAYMENT TERMS.

      (a) Price. Station agrees to purchase the Hardware and license the Software components as set forth in Exhibit A, plus applicable sales tax (the "Purchase Price"). In addition to the Purchase Price, Station agrees to promptly reimburse Acres for its reasonable travel expenses and shipping costs incurred hereunder. The prices in Exhibit A apply to all purchases of the Hardware described in Exhibit A prior to September 30, 2001, and Software until March 31, 2002. Acres represents and warrants to Station that the weighted average prices, including installation, for Total Hardware, Accounting and Analysis Software, Bonusing and Coinless Transit set forth in Exhibit A do not exceed the lowest prices charged by Acres for similar sales and licenses to any Large Casino Operator during the twelve (12) month period immediately preceding the Effective Date.

      (b) Thereafter, until December 31, 2010, Acres will charge Station for Hardware and Software at the lowest unit price charged in the twelve (12) months immediately preceding the relevant order date for such Hardware and Software for like items to casino operator for a combined purchase of at least 5,000 Bonusing Licenses. In the event that Acres has no sales meeting these criteria, Acres will charge Hardware unit prices in effect at September 30, 2001, and Software unit prices in effect at March 31, 2002, escalated by changes in the CPI from March 31, 2002, for Software and Hardware increases based on Acres' internal cost escalation as verified by Station. Station is also responsible for all applicable sales taxes, gaming taxes, and other taxes (excluding any taxes on the income of Acres) or governmental fees associated with the purchase, Installation, and operation of the System. All payments shall be made in United States Dollars to Acres within the United States.

      (c)   Payment Schedule. The Purchase Price shall be payable as follows:
(i) twenty-five percent (25%) of the aggregate Purchase Price upon execution of this Agreement; (ii) seventy-five percent (75%) of the price for Hardware Products plus the sales tax on the total Hardware Products price, upon delivery of the Hardware Products to individual Casino Locations; (iii) twenty-five percent (25%) of the price for Bonusing Applications, plus the sales tax on the Bonusing



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Applications, at the time all Products have been Installed at all Casino
Locations, except Green Valley Ranch; (iv) the remaining seventy-five percent (75%) of the Accounting and Analysis Software and Coinless Transit (if purchased) as each individual Casino Location is installed and (v) the remaining fifty percent (50%) of the price for Bonusing Applications ten (10) days after the "Go Live" date for all Casino Locations, except Green Valley Ranch, as one group. The foregoing schedule shall be separately applied to Products purchased for Green Valley Ranch. A late charge may apply to any amounts where payment is not received by Acres within thirty (30) days of invoicing. The late charge will be calculated at a rate of one percent (1%) of the unpaid amount per month (12% per annum) and will be due and payable upon invoice by Acres.

      (d) Station may purchase additional Bonusing Licenses for use at a Casino Location or an Additional Property. Until March 31, 2002, Acres will charge Station ***CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC*** per Bonusing License. Thereafter, until December 31, 2010, Acres will charge Station for Bonusing Licenses at the lowest unit price charged in the twelve (12) months immediately preceding the relevant order date for such Hardware and Software for like items to any casino operator for a combined purchase of at least 5,000 Bonusing Licenses. In the event that Acres has no sales meeting these criteria, Acres will charge Bonusing Licensing prices in effect hereunder at March 31, 2002, escalated by changes in the CPI from March 31, 2002. Station is also responsible for all applicable sales taxes, gaming taxes, and other taxes (excluding any taxes on the income of Acres) or governmental fees associated with the purchase, installation, and operation of Bonusing Licenses. All payments shall be made in United States Dollars to Acres within the United States. At any time, at its option, Station may transfer Bonusing Licenses between its Casino Locations and/or Additional Properties which have signed an appropriate End User Software License Agreement and End-User Trademark License Agreement.

      (e) Shipping. All items shipped by Acres to Station will be shipped FOB Station to locations designated by Station. Station shall reimburse Acres for such shipping costs. Title will transfer to Station upon receipt of delivery at Station's location.

      (f) Bonuses. If the Bonusing Applications "Xtra Credit" and "Return Play" (the "September Applications") are both in a Go Live state in all Casino Locations other than Green Valley Ranch by no later than September 30, 2001, Station shall pay Acres a bonus of Seven Hundred Fifty Thousand Dollars ($750,000). If (a) the Bonusing Application "Lucky Coin" and (b)(i) Coinless Transit or (ii) other Bonus Application selected by Station on or before February 15, 2001 (the "November Applications"), are both in a Go Live state in all Casino Locations other than Green Valley Ranch by no later than November 30, 2001, Station shall pay Acres a bonus of Seven Hundred Fifty Thousand Dollars ($750,000); provided, however, that Coinless Transit shall not be required to be operating on a Multi-property basis.

5.    ADDITIONAL PROPERTIES.



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      (a)   Station may elect to install the System at additional properties which are located in the State of Nevada or such other jurisdiction in the contiguous states of the United States of America in which Acres is licensed by the appropriate regulatory authorities, and which are currently, or in the future, owned or operated by Station or any of its subsidiaries or affiliates (each, an "Additional Property" and, collectively, the "Additional Properties"). The pricing for such Hardware and Software will be listed under "Future Properties" in Exhibit A. This pricing for Hardware shall remain in effect until September 30, 2001, and the pricing for Software shall remain in effect until March 31, 2002. Thereafter, until December 31, 2010, Acres will charge Station for Hardware and Software, at prices set forth in Section 4(b) and 4(d).

      (b) The payment schedule for Software and Hardware purchased in addition to that provided on Exhibit A will be negotiated between the parties on terms similar to those set forth in Section 4(c).

6. ACCEPTANCE. Hardware shall be accepted on delivery. Accounting and Analysis Software and Coinless Transit (if purchased) shall be accepted on installation at each individual Casino Location. Bonusing Applications Installed at Casino Locations shall be deemed to be finally inspected and accepted on the date all such products have been Installed and are performing all standard functions in a Go Live state as designated in the specifications.

7. ACRES RESPONSIBILITIES. Subject to the terms and conditions of this Agreement, and the condition that Station shall have materially performed all of its obligations hereunder, Acres will:

      (a) supply the components listed in Exhibit A (subject to Station's right to substitute an alternate Bonus Application for Coinless Transit pursuant to Section 4(d) hereof);

      (b) install, configure and test the Software and provide up to two hundred fifty (250) hours of training, per Casino Location, except Santa Fe Station, to Station's employees at no cost to Station. If such training hours are not used as of the date of Go Live, Station shall have until June 30, 2002, to utilize such training hours. All training hours should be submitted for approval by a member of the Station's Acres project team. Non-approved hours will not be accrued towards the hours listed above;

      (c) connect the Hardware components that have been installed in Station's Games, to the System;

      (d) make changes necessary for regulatory approval and support Station in its System-related dealings with the applicable regulatory agencies;

      (e) supply all Game manufacturers designated by Station with all System information they require to equip the Games to be compliant with System requirements;

      (f) assign a team that is fully dedicated to Station to work full-time on the Installation of the System, including the development activities described herein, which team shall include Tracy Wormdahl, Tom Smith, Geoff Valentine, Dave Oldham, Robert Pagliaroli and Rene Trachier as long as they are employed by Acres. Acres shall provide the services of a supervisor and three



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skilled technicians (including Robert Pagliaroli) for Hardware Game Kit installation at no cost to Station;

      (g) pay for the project management fees as described under Section 8(b) hereof; and

      (h)   complete the "Additional Software and Reporting" as described under
Section 9 hereof.

Acres shall not be required to seek or acquire any license or seek authority to do business in any jurisdiction where it is not now doing business.

The parties acknowledge that Acres has provided Station with copies of the Software listed under the heading "Application Software" in Exhibit A. Station shall have until March 31, 2001, to examine and test such Software and to provide Acres with a list of those reports currently provided by Station's existing accounting system, along with specifications and formats for such reports, which reports are not then available through the Application Software. Acres shall, at no charge to Station, thereupon program the Application Software to supply such reports and shall make such reports available for submission to the Nevada State Gaming Control Board no later than sixty (60) days following delivery of the foregoing list to Acres. Acres agrees to use commercially reasonable efforts to submit for Gaming Approval (as defined in Section 20(b) below) and install Coinless Transit for field trial at a location selected by Station, both by no later than May 31, 2001. In connection with any new purchases of new slot machines by Station, Acres will be responsible for obtaining approval from Station's current list of new Game Vendors to have the BEII and player tracking components installed on said manufacturers assembly line prior to the delivery of such slot machines to Station. Station will provide a list of new Game Vendors to Acres. Acres represents to Station that all of the Software, as well as any additional Bonusing Applications Station may purchase hereunder are compliant with SAS 5.0 from International Game Technology.

8. STATION RESPONSIBILITIES. Subject to the terms and conditions of this Agreement, and the condition that Acres shall have materially performed all obligations to be performed by Acres, Station will:

      (a)   complete all pre-installation checklist items as detailed on Exhibit
F;

      (b) provide full-time project management consisting of a leader, two technical liaisons, a slot system manager, an accounting coordinator and a team of three information technology employees, Acres agrees to partially fund these costs at a rate of $60,000 per Casino Location. These charges will be billed thirty (30) days after "Go Live" unless the September Applications are in Go Live state in all Casino Locations other than Green Valley Ranch by October 15, 2001, and the November Applications are in Go Live state in all Casino Locations other than Green Valley Ranch by December 31, 2001, in which case, Acres will have no partial funding obligation under this subsection (b);



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      (c)   use its commercially reasonable, good faith efforts to support Acres in interfacing and coordinating with the applicable regulatory agencies and Station's Machine suppliers and contractors who may affect Acres' ability to perform under this Agreement;

      (d) request Machine manufacturers to provide Games which are compliant with the SAS 5.0 communication protocol for accounting, security, player tracking and EFT; and

      (e) provide any necessary additional slot technician resources to complete Game Hardware Kit installation and bear any cost charged by slot machine manufacturers to install Game Hardware Kits at their factories.

9. ADDITIONAL SOFTWARE AND REPORTING. Station has determined the need for the following specific Software and Reporting which is not currently available from
Acres:

      (a) Multi-denominational and Multi-game machines. Station has approximately 1,200 machines which offer the customer a choice of individual games and/or denominations they can wager on a single machine. As of the Effective Date, these machines are offered only by IGT, although it is expected that several game manufacturers will offer this platform soon. Station requires that Acres Software provide the following information in reports on a weekly, month-to-date and year to date basis for each game, program, and denomination on a multi-denominational and multi-game machine: slot handle, slot win, individual game par percentage, machine par percentage and actual game and machine hold percentage. Acres will charge Station ***CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC***, for this modification. In the event that Acres thereafter sells or licenses this reporting feature to any other casino operators, Acres shall promptly pay Station the sum of $10,000 for each individual casino property not owned or operated by Station that purchases or licenses such feature; provided, however, that the aggregate amount of such payments to Station shall not exceed the aggregate amount paid by Station to Acres pursuant to the preceding sentence. Acres shall use its commercially reasonable efforts to submit this software to the Nevada Gaming Control Board no later than May 1, 2001.

      (b) Ticket Printer software. Station desires to install ticket printers at one or more of its Casino Locations or Additional Properties. Acres will upgrade its Wizard Accounting module to include the software to validate, operate and report on the Games that feature Ticket Printers. The charge for this Ticket Printing software will be ***CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC***, plus actual third party licensing fees for Casino Locations or Additional Properties that Acres is reasonably required to pay after consultation with Station. Acres shall use its commercially reasonable efforts to submit this software to the Nevada Gaming Control Board no later than April 1, 2001.

10. ACRES INTELLECTUAL PROPERTY RIGHTS. Station acknowledges that the computer programs, system protocols, system documentation manuals, and trademarks supplied by Acres to Station are the property of Acres, and agrees to execute, and to cause its subsidiaries and affiliates which



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operate Casino Locations or Additional Properties to execute, software and trademark license agreements substantially in the form attached as Exhibits D and E, respectively.

11. WARRANTY AND MAINTENANCE AGREEMENT. ACRES WARRANTS THAT FOR A PERIOD OF SIXTY (60) DAYS FOLLOWING GO LIVE (THE "INITIAL WARRANTY PERIOD"), THE SOFTWARE LICENSED UNDER THIS AGREEMENT WILL WORK ACCORDING TO PUBLISHED SPECIFICATIONS. IN THE EVENT OF A DEFECT, ACRES EXPEDITIOUSLY WILL RESTORE THE SOFTWARE, TO GOOD WORKING CONDITION BY ADJUSTMENT, REPAIR OR REPLACEMENT, AT ACRES' OPTION.

IN THE EVENT ANY NON-MATERIAL TECHNICAL PROBLEM, BUG OR DEFECT IS IDENTIFIED IN THE SYSTEM WITHIN THE INITIAL WARRANTY PERIOD, STATION SHALL PROVIDE ACRES WRITTEN NOTICE OF SUCH NON-MATERIAL PROBLEM, AND ACRES SHALL HAVE THIRTY (30) DAYS TO REMEDY THE PROBLEM. ACRES' OBLIGATION TO REMEDY ANY MATERIAL PROBLEM WHICH RESULTS IN THE SUBSTANTIAL INABILITY OF THE SYSTEM TO PERFORM TASKS IT IS DESIGNED TO PERFORM SHALL BE RESPONDED TO WITHIN FORTY-EIGHT (48) HOURS; IF ACRES IS UNABLE TO PROVIDE SAID REMEDY IN A TIMELY FASHION, STATION MAY CONTRACT WITH A THIRD PARTY VENDOR TO REMEDY THE PROBLEM AT ACRES' SOLE EXPENSE. ACRES AGREES TO REIMBURSE STATION WITHIN TEN (10) WORKING DAYS FOR INVOICES RECEIVED RELATED TO THE RESOLUTION OF THE PROBLEM.

ACRES WARRANTS THAT FOR A PERIOD OF ONE (1) YEAR FOLLOWING INSTALLATION AT EACH INDIVIDUAL CASINO LOCATION, THE HARDWARE PROVIDED UNDER THIS AGREEMENT WILL WORK ACCORDING TO PUBLISHED SPECIFICATIONS. IN THE EVENT OF A DEFECT, ACRES EXPEDITIOUSLY WILL RESTORE HARDWARE, TO GOOD WORKING CONDITION BY ADJUSTMENT, REPAIR OR REPLACEMENT, AT ACRES' OPTION.

EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO AFFIRMATION OF FACT, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING SUITABILITY FOR USE OR PERFORMANCE OF THE SOFTWARE SHALL BE DEEMED TO BE A WARRANTY OR GUARANTY OF LICENSOR FOR ANY PURPOSE.

ANY UNAUTHORIZED MODIFICATION, ALTERATION, OR REVISION BY STATION OF ALL OR ANY PORTION OF THE SOFTWARE WHICH IS THE SUBJECT OF THIS AGREEMENT SHALL CAUSE THE WARRANTY DESCRIBED IN THIS PARAGRAPH TO BE NULL AND VOID.

Upon the expiration of the Initial Warranty Period, Acres will provide Software maintenance pursuant to the terms of the Software Maintenance Agreement attached hereto as Exhibit G which shall be executed concurrently with the execution of this Agreement. The maintenance fee thereunder for the first year shall be twenty-five percent (25%) greater than the per machine fee of ***CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC*** set forth



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in Exhibit A. The maintenance fee thereunder for the second year shall be the per machine fee set forth in Exhibit A. The maintenance fee thereunder for the third year shall be twenty-five percent (25%) less than the per machine fee set forth in Exhibit A. Maintenance fees thereunder shall be payable quarterly in advance, provided that the initial payment shall be prorated if it falls due during a calendar quarter.

12.   LIMITATION OF LIABILITY.

      (a) Except as otherwise provided in Sections 11 and 12 hereof, Acres shall have no responsibility to Station regarding the performance of the Products other than to repair or, in the alternative, replace defective or nonconforming Products. (Notwithstanding the foregoing, Acres shall be responsible to third parties for personal injury or property damage caused by the negligence or willful misconduct of Acres or its employees or agents.)

      (b) If any disclaimer of warranty or limitation of liability is found to be unlawful or inapplicable, or to have failed of its essential purpose, Acres' liability shall be limited to the amount paid by Station for the specific unit of product that caused such liability.

      (c) Acres is willing to sell Products to Station only in consideration of and in reliance upon the provisions contained herein limiting Acres' exposure to liability to Station hereunder. Such provisions constitute an essential part of the bargain underlying this Agreement and have been reflected in the Purchase Price and other consideration agreed upon by the parties.

      (d) In no event shall Acres' liability to Station under this Agreement exceed the Purchase Price.

13. TITLE AND SECURITY INTEREST. Title to the Hardware supplied by Acres will transfer to Station upon delivery thereof to the individual Casino Location. Station shall keep the System in good order and repair until the Purchase Price has been paid in full and shall promptly pay all excise, sales, use and gaming taxes and assessments based upon the purchase or use of the System. Acres shall retain a security interest in the System until all monies due hereunder are paid in full. Station shall execute, upon request of Acres, financing statements reasonably deemed necessary or desirable by Acres to perfect its security interest in the System. Station authorizes Acres to file a copy of this security agreement or a financing statement in order to perfect Acres' security interest. Acres agrees to file suitable termination statements once Station has made payment in full hereunder.

14.   INDEMNITY.

      (a) Station will, at its own expense, defend any claim, action or lawsuit brought against Acres to the extent such action or claim is based on an allegation that the use of Coinless Transit by Station infringes upon any patent, copyright, license trade secret or other proprietary right of the claimant, provided that Station is promptly notified in writing of such claim by Acres. Station will also indemnify Acres for any damages assessed against Acres as a result of any such claim but



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only to the extent such damages relate solely to Station's use of Coinless
Transit. Station shall have the right to control the defense of all such claims, actions or lawsuits. In no event shall Acres settle any such claim, action or lawsuit without Station's prior written approval. Acres shall render such assistance as shall be reasonably required by Station to aid in defense of any such claim, at Acres' expense. Station may not settle or otherwise compromise any such claim, other than a claim for money damages, without the prior written consent of Acres. Station shall not, without the prior written consent of Acres, effect any settlement of any pending or threatened proceeding in respect of which Acres is or could have been a party and indemnity could have been sought hereunder, unless such settlement includes an unconditional release of Acres from all liability on claims relating to Station's use of Coinless Transit that are the subject matter of such proceeding.

      (b) Acres, at its own expense, with counsel acceptable to Station, will defend, indemnify and hold Station and its subsidiaries and affiliates and their respective officers, directors, shareholders, members, employees, agents, successors and assigns harmless from any and all damages, losses and expenses arising out of or relating to any action brought against Station to the extent that it is based on a claim that all or part of the System, other than Coinless Transit, used within the scope of this Agreement infringes any United States patents, copyrights or other property right, provided that Acres is promptly notified in writing of such claim. Acres shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall Station settle any such claim, lawsuit or proceeding without Acres' prior written approval. In no event shall Acres settle any such claim, lawsuit or proceeding other than a claim for money damage without Station's prior written approval.

      (c) If, as a result of any claim of infringement against any patent, copyright or other property right, Acres or Station are enjoined from using all or part of the System, or if Acres believes that all or part of the System is likely to become the subject of a claim of infringement, Acres, at its sole expense, may procure the right for Station to continue to use the System, or, in the alternative, replace or modify the System with components of equal quality and function, as reasonably determined by Station, so as to make it non-infringing. The foregoing Subsections (b) and (c) state the entire liability of Acres with respect to infringement of any property rights, copyrights or patents by the System or any parts thereof.

      (d) Acres shall not be liable for any infringement or claim based upon use of the System in combination with other equipment not contemplated by this Agreement or with software not supplied by Acres or modifications made by Station and not authorized by Acres.

      (e) Acres represents and warrants that (i) it has not received any notice of infringement of any validly existing patent, trademark or copyright for Hardware and Software to be furnished to Station hereunder, and (ii) no senior executive of Acres is aware that such Hardware or Software infringes on any intellectual property of others.

15. PROTECTION OF PROPRIETARY INFORMATION. Any data or information received or acquired by either party to this Agreement relating to the business affairs, correspondence, customers, finances, methods, products or technology of the other party that is not made available by the



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other party to the general public shall be treated by both parties as confidential and proprietary information and shall be protected by both parties and their employees from disclosure to third parties unless such disclosure is required by law, regulation or court order. The foregoing obligation shall not include data or information which is now in the public domain, or which becomes part of the public domain through no fault of either party prior to the date of any disclosure. Both parties will employ at least the same degree of care that they use to protect their own most important confidential information. Both parties shall inform each of its employees to whom it provides access to the other party's confidential and proprietary information of the obligations to keep the information pertaining thereto in confidence. Both parties further agree that they will take commercially reasonable steps to ensure that the terms of this provision are not violated by any of its employees or agents.

16. EXCLUSIVITY. During the respective exclusivity periods set forth below, Acres agrees not to sell, license, or otherwise permit the use of, directly or indirectly, Coinless Transit or any Bonusing Application, whether or not licensed to Station, to, or by, any person or entity other than Station for use in any casino gaming operation located within a twenty-five (25) mile radius of the intersection of Las Vegas Boulevard and Spring Mountain Road in Las Vegas, Nevada other than: (i) the Rio Hotel Casino; (ii) casinos located within the Las Vegas Strip (defined as the area bounded on the east by Paradise Road and straight extensions thereof, on the north by Charleston Boulevard, on the west by I-15 and on the south by Sunset Road and straight extensions thereof); (iii) casinos located within Downtown Las Vegas (defined as the area bounded on the east by Eastern Avenue and straight extensions thereof, on the west by Main Street, on the north by I-515/US 95, and on the south by Charleston Boulevard;
(iv) casinos located in Primm and Jean, Nevada and the Lake Las Vegas development area; and (v) casinos owned by or purchased in the future by Mandalay Resorts, MGM Mirage, Harrah's Entertainment or Hyatt, or any of their affiliates, except for Arizona Charlie's, Arizona Charlie's East, Sam's Town, Gold Coast, The Orleans, Suncoast, The Las Vegas Pauite Hotel-Casino, The Regent Las Vegas, Jerry's Nugget, Silverton and the proposed Palms (located on Flamingo Road between Valley View Boulevard and Arville Road) (the "Restricted Area").

      (a) The exclusivity period for Coinless Transit commenced on September 29, 2000 and shall expire on December 31, 2001; provided, however, that if Station does not enter into a binding agreement to purchase Coinless Transit for installation on at least 2,000 games by April 30, 2001, the exclusivity period under this subsection (a) shall expire June 30, 2001.

      (b) The exclusivity period for all Bonusing Applications licensed by Station hereunder commenced on September 29, 2000 and shall expire three (3) years after the Go Live date for all Casino Locations other than Green Valley Ranch, but in no case later than December 31, 2005. This exclusivity period may be extended for two (2) additional years if Station purchases an additional 40,000 Bonusing Licenses by December 31, 2004,at the pricing set forth in
Section 4(d). In the event Station elects to purchase the 40,000 additional Bonusing Licenses, Station shall give Acres notice thereof by June 30, 2004. For purposes of calculating purchases to determine exclusivity periods, Coinless Transit or any Bonusing Application purchased in lieu of Coinless Transit shall be deemed to not be a Bonusing Application.

      (c) For those Bonusing Applications not licensed by Station hereunder, the exclusivity period commenced on September 29, 2000 and shall expire December 31, 2002. If the exclusivity period for all Bonus Applications licensed by Station pursuant to Section 16(b) is then in force, the exclusivity period for Bonusing Applications not licensed by Station may be extended as follows:

            (i) Until December 31, 2003, if Station has purchased a minimum of Sixty-Three Thousand (63,000) Bonusing Licenses, including 48,336 Bonusing Licenses committed to in this Agreement (16,112 Machines multiplied by an average of three Bonus Applications per Machine), by December 31, 2002. In the event Station elects to purchase such additional Bonusing Licenses, Station shall give Acres notice thereof by June 30, 2002.

            (ii) Until December 31, 2004, if Station has purchased (a) a minimum of Sixty-Nine Thousand (69,000) Bonusing Licenses, including 48,336 Bonusing Licenses committed to in this Agreement (16,112 Machines multiplied by an average of three Bonus Applications per Machine), by December 31, 2003, and (b) Hardware and Accounting and Analysis software installed on at least 1000 machines at an Additional Property by December 31, 2003. In the event Station elects to purchase the items identified in both (a) and (b) in this paragraph, Station shall give Acres notice thereof by June 30, 2003.

            (iii) Until December 31, 2005, if Station has purchased (a) a minimum of Seventy Five Thousand (75,000) Bonusing Licenses, including 48,336 Bonusing Licenses committed to in this Agreement (16,112 Machines multiplied by an average of three Bonusing Applications per Machine), by December 31, 2004, and
                  (b) Hardware and Accounting and Analysis software installed on at least 1000 machines at a second Additional Property by December 31, 2004. In the event Station elects to purchase the items identified in both (a) and (b) in this paragraph, Station shall give Acres notice thereof by June 30, 2004.

            (iv) Until December 31, 2006, if (a) Station has purchased a minimum of Eighty Thousand (80,000) Bonusing Licenses, including 48,336 Bonusing Licenses committed to in this Agreement (16,112 Machines multiplied by an average of three Bonus Applications per Machine) by December 31, 2005, and (b), if Station has purchased machine hardware and Accounting and Analysis software installed on at least 1000 machines at a third Additional Property by December 31, 2005. In the event Station elects to purchase the items identified in both (a) and (b) in this paragraph, Station shall give Acres notice thereof by June 30, 2005.

      (d) Station and Acres may agree to jointly develop additional bonusing applications that are unique, and not part of Acres' library of Bonusing Applications as of the Effective Date. In such event, Station shall pay a mutually agreed upon development fee to Acres. Station agrees that such additional bonusing applications and all associated intellectual property including patent rights will remain the property of Acres, but Acres shall not, for a period of ninety-nine (99) years following the Effective Date, directly or indirectly, sell, license or otherwise permit the use of any such applications to, or in, any casino located in the Restricted Area. Acres will have the right to license such additional Bonusing Applications to casinos located anywhere except the Restricted Area. From the Effective Date through December 31, 2005, Acres will pay Station ***CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC*** per additional Bonusing License sold to any casino operator that was jointly developed by Station and Acres prior to December 31, 2005. After December 31, 2005, Acres can sell additional Bonusing Licenses, with no amounts to be paid to Station, to any casino located outside the Restricted Area.

      (e) Station and Acres may determine that certain of Acres Bonusing Applications require additional modification to satisfy Station's requirements. The costs of such modifications will be agreed to in advance, and paid by Station. Such modified Bonusing Applications and all associated intellectual property including patent rights shall be the property of Acres, but shall be subject to the exclusivity provisions set forth in Section 16(d) above.

17.   TERMINATION. This Agreement may be terminated as follows:

      (a) Preservation of Gaming Licenses. The parties hereto acknowledge that they and their respective subsidiaries and affiliates hold gaming licenses in various jurisdictions, and that those gaming licenses and those of their respective subsidiaries are of vital importance to their respective businesses. In this regard, each party agrees to comply with all reasonable requests made by the requesting party for information concerning disclosing party's background, which may include, without limitation, completion by disclosing party of the requesting party's standard form of Corporate Background Questionnaire and/or Personal Background Questionnaire, as appropriate. Either party may immediately terminate this Agreement in the event that:

            (i) the disclosing party fails to comply with information requests as set forth in the foregoing paragraph; or

            (ii) it reasonably determines that continued association with the other party would jeopardize any gaming license held or pursued by it or any of its subsidiaries.

      (b) Survival After Termination or Expiration. The provisions of Section 14 "Indemnity," Section 15 "Protection of Proprietary Information," Section 16 "Exclusivity," Section 18 "Limitation of Liability," Section 19 "Compliance Program," and Section 20 "General," shall survive and continue beyond any expiration or termination of this Agreement.

18. LIMITATION OF LIABILITY. In no event will either party be liable to the other for any incidental or special damages, lost profits, lost savings, or any other consequential damages regardless of the form of action, even if such party has been advised of the possibility of such damages, resulting from the subject matter of this Agreement.

19. COMPLIANCE PROGRAM. The parties acknowledge that each of Station and Acres, as a company operating under privileged licenses in a highly regulated industry, maintains a compliance program to protect and preserve its name, reputation, integrity, and good will of itself and its subsidiaries and affiliates through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for those companies or with which those companies are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. This Agreement and the association of each party (the "approving party") and its subsidiaries and affiliates with the other party (the "approved party") are contingent on the continued approval of the approving party and the approving party's compliance committee under its compliance program. The approved party shall cooperate with the approving party and its compliance committee as reasonably requested by the approving party or its committee and provide that committee with such information as the approving party may request. If the approving party's compliance committee reasonably determines, at any time, that continued association by the approving party with the approved party would jeopardize any gaming license held or pursued by the approving party or any of its subsidiaries, then the approving party, acting on the recommendation of its committee, can withdraw its approval of this Agreement by providing written notice to the approved party of such withdrawal, then this Agreement shall immediately be void and neither party shall have any rights thereunder. Notwithstanding any such termination, the terminating party shall pay all outstanding amounts due the non-terminating party as of the termination date, unless prohibited by law or an order from regulatory authorities.

20.   GENERAL PROVISIONS.

      (a) Assignment. Neither party hereto may assign its rights or delegate its duties under the Agreement to any other person or entity, by operation of law or otherwise, without the prior written consent of the other party hereto; provided, however, that the assigning party may, without the prior written consent of the other party, assign its rights and/or duties under the Agreement to (i) an entity in which the assigning party has a majority ownership and right of control, or (ii) any successor entity in connection with an asset sale, a merger, reorganization or other corporate restructuring of the assigning party. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

      (b) Gaming Approvals. This Agreement is contingent on any necessary approvals, including approvals of the Hardware and Software Products ("Gaming Approval"), by the Nevada State Gaming Control Board and the Nevada Gaming Commission (the "Gaming Authorities"). Each party shall promptly apply to the Gaming Authorities for any licenses and approvals necessary for that party to perform under this Agreement, shall diligently pursue its applications and pay all associated costs and fees, and in connection with those applications, shall otherwise cooperate with each other and promptly comply with any requests, inquiries, or investigations of the Gaming Authorities or other law enforcement agencies. If any Gaming Approval is denied, suspended, or revoked, this Agreement shall be void; provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the parties may, by mutual agreement, continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

      (c) Force Majeure. If either party is prevented or restricted directly or indirectly from carrying out all or any of its obligations under this agreement, except Station's duty to pay the Purchase Price or portion thereof (such portion to be based on the prices set forth in Exhibit A, of Products for which payment is due hereunder prior to the force majeure event), by reason of strike, lockout, fire, explosion, floods, riot, war, accident, acts of God, embargo, legislation, U.S. export laws or regulations, shortage of or a breakdown in transportation facilities, civil commotion, unrest or disturbances, cessation of labor, government interference or control, or any other cause or contingency (excluding financial inability to perform) beyond the reasonable control of that party (each, a "Force Majeure Event"), other than denial, suspension or revocation of Gaming Approvals, the party so affected shall be relieved of its obligations hereunder during the period that such event and its consequences continue but only to the extent so prevented and shall not be liable for any delay or failure on the performance of any obligations hereunder or loss or damages, either general, special or consequential which the other party may suffer due to or resulting from such delay or failure, provided always that written notice shall promptly be given of any such inability to perform by the effected party. Specifically, any time period for performance of Acres' obligations hereunder shall be extended by the number of days in the period Acres is prevented by a Force Majeure Event or other cause attributable to Station from performing its obligations hereunder. Any party invoking force majeure shall, upon termination of such event, promptly give written notice thereof to the other party.

      (d) Attorneys' Fees. If either party brings any arbitration or other legal proceeding under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the non-prevailing party.

      (e) Divisibility. If any provision of this Agreement is found to be prohibited by law and invalid, or for any other reason if any provision is held to be unenforceable, in whole or in part, such provision shall be ineffective to the extent of the prohibition or unenforceability without invalidating or having any other adverse effect upon any other provision of this Agreement.

      (f) Entire Agreement. This Agreement, including the documents and the instruments and Exhibits and Schedules referred to herein, together constitute the entire agreement between the parties relating to the subject matter of those agreements and supersede all prior or contemporaneous negotiations or agreements, whether oral or written, relating to the subject matter hereof. No extension, modification or amendment of this Agreement shall be binding upon a party unless such extension, modification or amendment is set forth in a written instrument, which is executed and delivered on behalf of such party. Station's purchase order does not add or modify the terms contained in this Agreement.

      (g) Governing Law. This agreement shall be governed by the law of the State of Nevada, without reference to any Nevada choice of law provisions. Each party hereto consents to, and waives any objection to Clark County, Nevada as the proper and exclusive venue for any disputes arising out of or relating to the Agreement. The provisions of this Section 20 (g) are subject to and to be construed consistently with the provisions of Section 20 (h) below.

      (h) Arbitration. Any dispute or controversy arising out of or relating to the Agreement or any breach hereof ("Arbitrable Claims") shall be determined and settled by arbitration to be held in Las Vegas, Nevada, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. An award rendered in any such arbitration shall be final and binding in all aspects upon the parties, and shall be the exclusive remedy for all Arbitrable Claims. Judgment may be rendered upon the award by the courts of the State of Nevada and the parties consent to jurisdiction of such courts. Notwithstanding the foregoing, injunctive relief and other equitable remedies may be sought in the state court located in Clark County, Nevada or the federal district court located in Clark County, Nevada. THE PARTIES HERETO HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS.

      (i) No Joint Venture. Each party, including its servants, agents and employees, is deemed to be an independent contractor and not an agent, joint venturer, employee, or representative of the other, and neither party may create any obligations or responsibilities on behalf of or in the name of the other party.

      (j) Waiver. The failure of either party to enforce, in any one or more instances, any of the terms or conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition.

      (k) Non-Disclosure. Except as required by law, regulation, court order or other legal process, neither party shall disclose the existence or terms and conditions of this Agreement to third parties except with prior written agreement of the other party.

      (l)   Notice. Notices under this Agreement shall be addressed to:

            To Acres:            Acres Gaming Incorporated
                                 7115 Amigo Street, Suite 150
                                 Las Vegas, NV 89118
                                 ATTN: Floyd W. Glisson
                                         CEO and Chairman of the Board

            With a copy to:      Perkins Coie LLP
                                 1211 S.W. Fifth Avenue, Suite 1500
                                 Portland, OR 97204-3715
                                 ATTN:  Patrick J. Simpson, Esq.

            To Station:          Station Casinos, Inc.
                                 P.O. Box 29500
                                 Las Vegas, NV 89126-3300
                                 ATTN:  Glen Bashore
                                 Vice President of Operations/Development

            With a copy to:      Station Casinos, Inc.
                                 P.O. Box 29500
                                 Las Vegas, NV 89126-3300
                                 ATTN:  Scott M Nielson, Esq.
                                 Executive Vice President and General Counsel

      Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by facsimile or United States mail, certified, return receipt requested, or by courier service, and shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile or telex, or three business days after depositing it in the United States mail as aforesaid with postage prepaid and properly addressed.

      (m) Each signatory's obligations under this Agreement shall be deemed to be for the benefit of the other signatories to this Agreement. Each signatory and its Signatory Affiliates, if any, shall each have a direct right of action, as a third party beneficiary or otherwise, against the other signatory or Signatory Affiliates.

      (n) In the event that any signatory breaches, or threatens to commit a breach of any material obligations under this Agreement, the non-breaching signatory and each and all of its Signatory Affiliates, if any, shall, in addition to any other right or remedy available at law or in equity, have the right and remedy to enjoin, preliminarily and permanently, the breaching signatory from breaching or threatening to breach any such provisions and to have the provisions specifically enforced by any court of competent jurisdiction in Clark County, Nevada. Each signatory acknowledges and agrees that any breach or threatened breach of such provision would cause irreparable harm to the non-breaching signatory and its Signatory Affiliates, if any, and that money damages would not provide an adequate remedy to the non-breaching signatory and its Signatory Affiliates, if any. Each signatory further acknowledges and agrees that such provisions are reasonable and valid in time, scope, geographic area and all other respects, and are necessary to protect the legitimate business interests of the non-breaching signatory and its Signatory Affiliates, if any.

      (o) Counterparts/facsimile. The Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single Agreement. Each party may rely upon the facsimile signature of the other.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

"STATION"                                 "ACRES"

STATION CASINOS, INC.,                    AGI DISTRIBUTION, INC.,
a Nevada corporation                      d/b/a Acres Gaming Incorporated,
                                          a Nevada corporation

By:     /s/ Glenn C. Christenson          By:     /s/  Floyd W. Glisson
   -----------------------------------       ----------------------------------
        Glenn C. Christenson
        Executive Vice President          Name:   F. W. Glisson
        Chief Financial Officer                --------------------------------
        Chief Administrative Officer      Title:  President
                                                -------------------------------
PALACE STATION HOTEL & CASINO, INC.,
a Nevada corporation                      ACRES GAMING INCORPORATED
                                          a Nevada corporation
By:     /s/ Glenn C. Christenson
   -----------------------------------    By:     /s/  Floyd W. Glisson
                                             ----------------------------------
Name:  Glenn C. Christenson
     ---------------------------------    Name:   F. W. Glisson
                                               --------------------------------
Title:  Senior VP/Treasurer
      --------------------------------    Title:  Chief Executive Officer
                                                -------------------------------
BOULDER STATION, INC.,
a  Nevada corporation

By:     /s/ Glenn C. Christenson
   -----------------------------------

Name:  Glenn C. Christenson
     ---------------------------------

Title:  Senior VP/Treasurer
      --------------------------------

TEXAS STATION, INC.,
a Nevada corporation

By:     /s/ Glenn C. Christenson
   -----------------------------------

Name:  Glenn C. Christenson
     ---------------------------------

Title:  Senior VP/Treasurer
      --------------------------------

SUNSET STATION, INC.,
a Nevada corporation

By:     /s/ Glenn C. Christenson
   ------------------------------------

Name:  Glenn C. Christenson
     ----------------------------------

Title:  Senior VP/Treasurer
      ---------------------------------

SANTA FE STATION, INC.,
a Nevada corporation

By:     /s/ Glenn C. Christenson
   ------------------------------------

Name:  Glenn C. Christenson
     ----------------------------------

Title:  Senior VP/Treasurer
      ---------------------------------

GREEN VALLEY RANCH GAMING, LLC,
a Nevada limited liability company

By: GV Ranch Station, Inc., Its Manager
   ------------------------------------

By:     /s/ Glenn C. Christenson
   ------------------------------------

Name:  Glenn C. Christenson
     ----------------------------------

Title:  Senior VP/Treasurer
      ---------------------------------

                                    EXHIBIT A
                          COMPONENT DETAIL AND PRICING

      ***CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC***

                                    EXHIBIT B
                 MINIMUM SPECIFICATIONS FOR BACK OFFICE HARDWARE

ONE SQL DATABASE SERVER IS NEEDED FOR EACH OF THE FOLLOWING APPLICATIONS:

                         -  Player Cache

                         -  Wizard

      SPECIFICATIONS:
      Dual 733 Mhz Pentium III processors - 100 Mhz system bus
      512 KB ECC cache
      2 GIG ECC SDRAM
      9 gig internal drives for mirrored operating system (requires 2 per server)
      Adaptec dual port 10/100 Ethernet card (two ports required for Clustering
         Servers)
      Dual Ultra2 SCSI controllers with 80-MBps data transfer - RAID on board controller - upgradeable to fiber channel Video card capable of 1024 x 768 with 8 meg Video RAM

      Floppy drive
      24x CD-ROM drive
      4 PCI slots
      Operating system - Microsoft Windows NT 4.0 Server (Enterprise SP 4 or 5
         required if servers are clustered)
      Database - Microsoft SQL Server (Enterprise SP 1 required if servers are clustered)
      All hardware must be Microsoft Cluster Certified
      Must be installed by a Microsoft Cluster Certified technician

STORAGE SPECIFICATION FOR EACH DATABASE SERVER:

      Dual Ultra2 SCSI interface, Microsoft Cluster Certified Storage Bay, expandable to 12 drives, hot swappable, 80 MBps throughput, upgradeable to fiber channel
      18gig 10K rpm Ultra2 SCSI for database (requires 5)
      9gig 10K rpm Ultra2 SCSI for log files (requires 2)

OTHER SERVERS FOR THE FOLLOWING FUNCTIONS: (5 REQUIRED)

                          -  Concentrator

                          -  Translator

                          -  BDC (Bif Server)

                          -  PDC (Com_Hub Server)

                          -  Configuration workstation

                          -  Backup Server

      SPECIFICATION:

      450 Mhz Pentium III
      512 cache
      256 meg RAM
      9 gig internal drives (mirrored operation system optional)
      Adaptec dual port 10/100 Ethernet cards (requires 2) - the Concentrator will require a 4 port Adaptec Ethernet card
      Operating system - Microsoft Windows NT 4.0 Server

      Database - Microsoft SQL Server

                                    EXHIBIT C
    OTHER STATION HARDWARE NECESSARY TO OPERATE THE SYSTEM AT CASINO LOCATION

-----------------------------------------------------------------------------------------------------------------
STATION NAME             EQUIPMENT                                     MISC.
-----------------------------------------------------------------------------------------------------------------

JP Fill Station          IBM 4695 (Micros)
                                                                       Power Supply
                                                                       Mag Reader
                                                                       Key Board (Qtronix Scorpius 83)
                                                                       Cat5 Patch cable
                         Epson TMU200B
                                                                       R232 cable 9 to 25
                         HP 2100NT (dual tray)
                                                                       Parallel Printer Cable

                                                                       2 ea.  External floppy drives per Casino

Attendant Station        IBM 4695 (Micros)
                                                                       Power Supply
                                                                       Mag Reader
                                                                       Key Board (Qtronix Scorpius 83)
                                                                       Cat5 Patch cable
                         Metrol Logic Scanner Mdl 6270
                                                                       RS232 cable 9 to 9 Str.
                         Neuron CT894-3A-5050 Card
                         reader/encoder
                                                                       RS 232 Cable 9 to 9 Null
Soft Count Station       Supplied by Glory with NIC card.
Primary Station          (Shared drives required)
                                                                       Cat5 Patch cable
                         Glory GFR

                         Panasonic Dot Matrix Printer
                                                                       Parallel Printer Cable
                         Dolphin bar code scanner,
                         Docking bay and spare battery
                                                                       RS232 cable 9 to 9 Str.


Accounting Work          Dell  PIII 400 Mhz 128 Meg RAM                For equipment and machine labels
Stations
                                                                       Cat5 Patch cable
                         Epson TM60II or Zebra DA402 Bar
                         Code Label maker                              Parallel Printer Cable

-----------------------------------------------------------------------------------------------------------------
                         Network Shared report Printer
-----------------------------------------------------------------------------------------------------------------
Station Name             Equipment                                     Misc.
-----------------------------------------------------------------------------------------------------------------

Hard Count               Dell  PIII 400 Mhz 128 Meg RAM
                                                                       Cat5 Patch cable
                         Toledo Coin Counter
                                                                       R232 cable 9 to 25

-----------------------------------------------------------------------------------------------------------------
Soft Count               Dell
Secondary Station
                                                                       Cat5 Patch cable
                         Hand Held Products Dolphin station
                                                                       RS232 cable 9 to 9 Str.
                         Dolphins                                      One per drop crew

Event Monitor            Dell
                                                                       Cat5 Patch cable
                         OKI Data 321
                                                                       Parallel Printer Cable

Merlin Work Station      HP LC3 or Dell equivalent.
                                                                       Cat5 Patch cable
                         Color printer and or plotter
                                                                       Parallel Printer Cable
Paging System            Dell
                                                                       Cat5 Patch cable
                         Zetron Paging Encoder( #640)
                         GM300 Transmitter
                         Advisor Gold UHF Pagers
                         Power Supply
                         Cabinet
                         Antenna Design
-----------------------------------------------------------------------------------------------------------------
CASHLESS REQUIREMENTS
-----------------------------------------------------------------------------------------------------------------
Cashless Terminal        IBM 4695 or Micros POS workstation            Power Supply
1 per booth/window                                                     Integrated Card Swipe (Smart Card capable)
                                                                       Numeric Keypad (Optional)
                                                                       Cat 5 Patch Cable

                         EPSON TMU200B                                 RS232 cable 9 to 25

                         (TBD) Pin Pad                                 Power Supply
                                                                       Smart Card Capable with 20 char display
-----------------------------------------------------------------------------------------------------------------

                                    EXHIBIT D
                       END-USER SOFTWARE LICENSE AGREEMENT
    [TO BE EXECUTED BY STATION, EACH CASINO LOCATION AND ADDITIONAL PROPERTY]

      THIS END-USER SOFTWARE LICENSE AGREEMENT (this "Agreement") is made effective on the date last signed below, by and among AGI Distribution, Inc., a Nevada corporation, and Acres Gaming Incorporated, a Nevada corporation (collectively, "Licensor"), and _______________, a Nevada Corporation ("Licensee").

1.    LICENSE.

      (a) Subject to the terms herein, Licensor grants to Licensee, and Licensee accepts from Licensor, a perpetual (subject to termination clauses in Section 6), non-exclusive and non-transferable license to use Licensor's software and firmware as provided under that certain Equipment Sale Agreement, dated as of even date herewith, between Licensor and Licensee (the "Equipment Sale Agreement"). A description of the software is attached as Schedule A (the "Software").

      (b) The Software shall be used only on equipment located at a Casino Location operated by Licensee or an Additional Property as set forth in the Equipment Sale Agreement. The Software shall be used only in connection with businesses owned or operated by Licensee. Licensee shall not: (1) permit any third party to use the Software, or (2) use the Software for any purpose other than in connection with operating the Licensee's gaming devices.

2.    DESCRIPTION OF OTHER RIGHTS AND LIMITATIONS.

      (a) Licensee may not reverse engineer, decompile, or disassemble the Software, except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation.

      (b) Licensee must maintain all copyright notices on all copies of the Software.

      (c)   Licensee may not distribute copies of the Software to third parties.

3. ROYALTY. The license granted herein is granted by Licensor pursuant to the Equipment Sale Agreement, and is granted in consideration of such agreement. No further license fee or royalty shall be payable to Licensor by Licensee.

4. TITLE TO SOFTWARE; CONFIDENTIALITY. The Software and all programs developed hereunder, except Software described in Section 16(d) and Section 16(e) of the Equipment Sales Agreement and all copies thereof are proprietary to Licensor and title thereto remains in Licensor. All applicable rights to patents, copyrights, trademarks and trade secrets in the Software are and shall remain in Licensor. Licensee shall not sell, transfer, publish, disclose, display or otherwise make available the Software or copies thereof to others. Licensee agrees to secure and protect each module, Software product, documentation and copies thereof in a manner consistent with the maintenance of Licensor's rights therein and to take appropriate action by instruction or agreement with its employees or consultants who are permitted access to the Software product to satisfy its obligations hereunder. All copies made by Licensee of the Software are the property of Licensor, except Software described in Section 16(d) of the Equipment Sales Agreement.

5. TECHNOLOGY ESCROW. Acres agrees that the Source Code for all Software shall be deposited in escrow pursuant to a Technology Escrow Agreement in the form of Exhibit H to the Equipment Sale Agreement. Acres will certify the completeness of deposit on January 1 and July 1 of each year. If Source Code is released to Licensee, Licensee shall use the Source Code solely to maintain the Software.

6.    TERMINATION.

      (a) Licensor shall have the right to terminate this Agreement and license(s) granted herein upon thirty (30) days' written notice in the event (i) Licensee, its officers or employees violates any material provision of this Agreement, provided that if Licensee cures such violation within such thirty
(30) day period, this Agreement shall not terminate, or (ii) Licensee (A) terminates its business, (B) becomes subject to any bankruptcy or insolvency proceeding under federal or state statute, or (C) becomes insolvent or becomes subject to direct control by a trustee, receiver or similar authority.

      (b) In the event of termination by reason of the Licensee's uncured failure to comply with any material part of this Agreement, or upon any act which shall give rise to Licensor's right to terminate, Licensor shall have the right, at any time thereafter, to terminate the license(s) and take immediate possession of the Software and documentation and all copies wherever located, without demand or notice. Within fifteen (15) days after termination of the license(s), Licensee will return to Licensor the Software in the form provided by Licensor or as modified by the Licensee, or upon request by Licensor destroy the Software and all copies, and certify in writing that they have been destroyed. Termination under this paragraph shall not relieve Licensee of its obligations regarding confidentiality of the Software.

      (c) Without limiting any of the above provisions, in the event of termination as a result of Licensee's uncured failure to comply with any of its material obligations under this Agreement, Licensee shall continue to be obligated for any payments due until the end of the quarter in which the Software is returned to Licensor or destroyed. Termination of the license(s) shall be in addition to and not in lieu of any equitable remedies available to Licensor.

7. LICENSED LOCATIONS. Use of the Software by Licensee at any location other than Casino Locations or Additional Properties (both as defined in the Equipment Sale Agreement) unless otherwise agreed to between Acres and Licensee, shall be the basis for immediate termination of this Agreement. Termination of the Agreement shall be in addition to, and not in lieu of, any equitable remedies available to Licensor.

8.    GENERAL PROVISIONS.

      (a) Notice. Any notice, request, demand, or other communication that is required or permitted under this Agreement shall be given according to the terms of Section 20 (l) of the Equipment Sale Agreement.

      (b) Attorneys' Fees. If either party brings any legal action or other proceeding for breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs. Disputes hereunder shall be arbitrated according to the terms of Section 20 (h) of the Equipment Sale Agreement.

      (c) Divisibility. If any provision of this Agreement is found to be prohibited by law and invalid, or for any other reason if any provision is held to be unenforceable, in whole or in part, such provision shall be ineffective to the extent of the prohibition or unenforceability without invalidating or having any other adverse effect upon any other provision of this Agreement.

      (d) Entire Agreement. This agreement, including the documents and the instruments referred to herein, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous negotiations or agreements, whether oral or written, relating to the subject matter hereof. No extension, modification or amendment of this agreement shall be binding upon a party unless such extension, modification or amendment is set forth in a written instrument, which is executed and delivered on behalf of such party.

      (e) Assignment. Neither party hereto may assign its rights or delegate its duties under the Agreement to any other person or entity, by operation of law or otherwise, without the prior written consent of the other party hereto; provided, however, that the assigning party may, without the prior written consent of the other party, assign its rights and/or duties under the Agreement to (i) an entity in which the assigning party has a majority ownership and right of control, or (ii) any successor entity in connection with a merger, reorganization or other corporate restructuring of the assigning party. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

      (f) Governing law. This Agreement shall be governed by the laws of the State of Nevada and by the United States copyright laws.

      In Witness Whereof, the parties hereto have duly executed this Agreement, including the Schedules attached hereto and incorporated herein by reference, as of the date last signed below.

"LICENSOR"                                "LICENSEE"

AGI DISTRIBUTION, INC.,                           _____________________________
a Nevada corporation                      a Nevada


By:___________________________________    By:__________________________________

Title:________________________________    Title:_______________________________

Date:_________________________________    Date:________________________________


ACRES GAMING INCORPORATED,
a Nevada corporation


By:___________________________________

Title:________________________________

Date:_________________________________

                             EXHIBIT D -- SCHEDULE A
                             DESCRIPTION OF SOFTWARE


                           Wizard(TM) slot accounting
                      Merlin(TM) casino mapping & analysis
                        Security and exception messaging
                                  Lucky Coin(R)
                                   Xtra Credit
                                   Return Play
       Coinless Transit (or its replacement with a bonus application to be selected by Station by February 15, 2001)
                            Bonus Engine II firmware
                              Concentrator software
                               Translator software
                       Configuration workstation software
                         CMS (Player Tracking) interface
                  Acres ticket in/ticket out tracking software

In addition, Software shall include software to be developed in Section 9 of the Equipment Sale Agreement, and any Bonusing Applications developed by Acres which Station may wish to purchase prior to December 31, 2004, or an extended date, pursuant to Section 16 (b) of the Equipment Sale Agreement.

                                    EXHIBIT E
                      END-USER TRADEMARK LICENSE AGREEMENT
    [TO BE EXECUTED BY STATION, EACH CASINO LOCATION AND ADDITIONAL PROPERTY]

      THIS END-USER TRADEMARK LICENSE AGREEMENT (this "Agreement"), effective as of the date last written below, by and among AGI Distribution, Inc., a Nevada corporation, and Acres Gaming Incorporated, a Nevada corporation (collectively, "Licensor"), and ____________, a Nevada _____________ ("Licensee").

      Licensor has rights to the trademarks, names, characters, symbols, designs, likenesses, and visual representations set forth in Schedule A (collectively, the "Property"). Licensee desires a license to utilize the Property in connection with the operation of casinos. Accordingly, in consideration of the mutual promises herein contained, it is mutually agreed as follows:

      1.    LICENSE.

      (a) In accordance with the terms herein, Licensor grants to Licensee a perpetual (subject to the termination clauses in Section 7), non-exclusive and non-transferable license to utilize the Property to advertise and promote the operation of casinos subject to Licensor's approval as provided in subparagraphs 3(b) and 3(d) hereof.

      (b) The license hereby granted extends only to the operation of Palace Station by Licensee or its subsidiaries or affiliates. Licensee shall not make, or authorize, any use, direct or indirect, of the Property in connection with any other goods or services.

      2. NO ROYALTIES. The license granted herein is granted by Licensor pursuant to the Equipment Sale Agreement dated of even date herewith between Licensor and Licensee (the "Equipment Sale Agreement"), executed in connection herewith, and is granted in consideration of such agreement. No further license fee or royalty shall be payable to Licensor by Licensee.

      3.    LICENSOR'S RIGHTS OF APPROVAL AND QUALITY CONTROL.

      (a) Licensee represents, warrants, covenants, and agrees that it will use the Property in a manner designed to protect and enhance the reputation and integrity of the Property and the good will associated therewith, and Licensor reserves all rights of approval which are necessary to achieve this result.


      (b) Licensee agrees to use only those tags, labels, imprints, and other devices, and only the format or formats and design or designs of the Property which Licensor shall first authorize and approve in writing. Licensor shall have the right to restrict the use of a particular design or format of the Property to a particular use, within the scope of this Agreement, and require that said format or design of the Property be put to no other use.

      (c) Licensee agrees to affix to any format, design, carton, container or other packaging or wrapping, or advertising, promotion, or display material which employs any of the Property such notice or notices of trademark or copyright as are reasonably requested by Licensor. Such material shall not be included on the Player Tracking card or on the lexan overlay on any slot machine.

      (d) Licensee agrees that that the Property shall be used only on displays and advertising and other promotional materials for the games, bonuses and features implemented by Licensor's computer software running on a network connected to gaming devices located _________________ [name of the specific covered Casino].

      4.    PROTECTION OF LICENSOR'S RIGHTS.

      (a) Licensor may, in its discretion, file applications for trademark registration or may take other action which it deems necessary to protect its rights. Such action shall be taken at Licensor's sole expense, and Licensee agrees to cooperate with and assist Licensor, at Licensor's expense, as required to obtain such protection.

      (b) Licensee agrees to assist Licensor to the extent necessary to protect any of Licensor's rights in the Property, and Licensor, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements of the Property which may come to Licensee's attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of the Licensor to do so.

      (c) Licensee shall not use the Property or any portion thereof with or in connection with a name or trademark of any other party such as to create the impression that any trademark or property rights of Licensor are related to any such rights of a third party, including Licensee.

      5.    WARRANTY AND INDEMNIFICATION.

      (a) Licensor represents and warrants that it has the full power and authority to enter into this Agreement and that the execution and delivery thereof will not result in a violation of, or breach under, any agreement to which Licensor is a party or by which Licensor may be bound. Licensor agrees to indemnify and hold harmless Licensee and its subsidiaries and affiliates and their respective officers, directors, shareholders, its members, employees, agents, successors, and assigns against any and all losses, damages, and expenses (including attorney fees and costs) arising out of or related to any claims or suits arising out of a breach or alleged breach of the foregoing warranty, provided that prompt notice is given to Licensor of any such claim or suit and provided, further, that Licensor shall have the option to undertake and conduct the defense of any such suit and no settlement of any such claim or suit is made without the prior written consent of Licensor.

      (b) Licensee represents and warrants that Licensee has the full power and authority to enter into and perform this Agreement, that there is no contract, agreement, or understanding with any other person, firm, or corporation which would interfere with the obligations assumed by Licensee hereunder. Licensee agrees to indemnify and hold harmless Licensor, its employees, officers, directors, stockholders, licensees, successors, and assigns, from and against any and all losses, damages, costs, and expenses, including the legal fees and expenses incident thereto, arising from any suit, claim or demand based upon any breach or alleged breach of the warranties contained in this paragraph.

      6.    SOLE AND EXCLUSIVE OWNERSHIP.

      Licensee acknowledges that is not acquiring any ownership rights in the Property under this Agreement and if ownership rights are acquired in any other manner, such rights are hereby assigned to Licensor.

      7.    TERMINATION.

      (a) This Agreement shall be automatically and immediately terminated if any one or more of the following events occur:

            (i) the filing of a voluntary or involuntary petition in Bankruptcy with respect to Licensee;

            (ii) the execution by Licensee of an assignment for the benefit of creditors or a composition with creditors;

            (iii) the insolvency (as that term is defined under the Federal Laws of Bankruptcy) of Licensee; or

            (iv) the appointment of a receiver of Licensee or any of its property.

      (b) If Licensee breaches any of the material terms and conditions of this Agreement, including but not limited to its obligations under paragraph 3, then, in such event, Licensor may, at its option, terminate this Agreement on thirty (30) days' prior written notice to Licensee. If Licensee, within that time, shall have removed the cause or causes of termination to the reasonable satisfaction of Licensor, Licensor shall rescind, in writing, its notice of termination.

      (c) The obligations assumed by Licensee in paragraphs 5 and 6 shall survive any termination or cancellation of this Agreement.

      8. PROMOTIONAL MATERIAL. In all cases where Licensee desires artwork involving operation of a casino which is the subject of this Agreement to be executed, the cost of such artwork and the time for the production thereof shall be borne by Licensee. All artwork and designs involving the Property, or any reproduction thereof, shall, notwithstanding their creation or use by Licensee, be and remain the property of Licensee, and Licensor shall not be entitled to use the same and to license the use of the same by others.

      9. EFFECT OF TERMINATION OR EXPIRATION. Upon and after the expiration or termination of this Agreement, all rights granted to Licensee hereunder shall forthwith revert to Licensor, and Licensor shall be free to license others to use the Property, or any of them, in connection with the manufacture, sale, and distribution of the casino services covered hereby and Licensee will refrain from further use of the Property.

      10.   GENERAL PROVISIONS.

      (a) Notice. Any notice, request, demand, or other communication that is required or permitted under this Agreement shall be deemed properly given according to the terms of Section 20 (l) of the Equipment Sale Agreement.

      (b) Governing Law. This Agreement shall be governed by the and construed in accordance with the substantive law of the state of Nevada, without giving effect to any conflicts or choice of laws principles that otherwise might be applicable.

      (c) Forum Designation. Any suit brought by either party against the other party for claims arising out of this Agreement shall be brought in the United States Court for the District of Nevada, in any Nevada state court. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

      (d) Attorneys' Fees. If either party brings any legal action or other proceeding for breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs. Disputes hereunder shall be arbitrated according to the terms of Section 20 (h) of the Equipment Sale Agreement.

      (e) Divisibility. If any provision of this Agreement is found to be prohibited by law and invalid, or for any other reason if any provision is held to be unenforceable, in whole or in part, such provision shall be ineffective to the extent of the prohibition or unenforceability without invalidating or having any other adverse effect upon any other provision of this Agreement.

      (f) Entire Agreement. This Agreement, including the documents and the instruments referred to herein, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous negotiations or agreements, whether oral or written, relating to the subject matter hereof. No extension, modification or amendment of this Agreement shall be binding upon a party unless such extension, modification or amendment is set forth in a written instrument, which is executed and delivered on behalf of such party.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, including the Schedules attached hereto and incorporated herein by reference, as of the date last signed below.

"LICENSOR"                                "LICENSEE"
AGI DISTRIBUTION INC.,
a Nevada corporation                      By:__________________________________

By:___________________________________    Name:________________________________

Name:_________________________________    Title:_______________________________

Title:________________________________


ACRES GAMING INCORPORATED,
a Nevada corporation

By:___________________________________

Name:_________________________________

Title:________________________________

                             EXHIBIT E -- SCHEDULE A
                                 (THE PROPERTY)

                                    ACRES(TM)

                              ACRES(TM) and design

                            ACRES BONUSING SYSTEM(TM)

                           WIZARD(TM) slot accounting

                            MERLIN(TM) casino mapping

                             LUCKY COIN(R) bonusing

                            XTRA CREDIT(TM) bonusing

                             RETURNPLAY(TM) bonusing

                              COINLESS TRANSIT(TM)

In addition, the Property shall include trademarks associated with software to be developed in Section 9 of the Equipment Sale Agreement, and any Bonusing Applications developed by Acres which Station may wish to purchase prior to December 31, 2004, or an extended date, pursuant to Section 16 (b) of the Equipment Sale Agreement.

                                    EXHIBIT F
                           PRE-INSTALLATION CHECKLIST

The following information must be provided to Acres at least eight (8) weeks prior to commencement of the Installation:

   [ ]   Floor layout of gaming areas

   [ ]   Wiring plans that comply with Acres wiring specifications

   [ ]   Power sources that comply with Acres power specifications

   [ ]   Detailed machine listing

   [ ]   Equipment to be provided by Station for integration into the Acres
         System

   [ ]   Server location layout and environment meeting Acres specifications

                        The following items must be completed prior to commencement of the Installation:

   [ ]   All network & machine floor wiring completed and certified

   [ ]   Work stations set up and operating

   [ ]   Training sessions scheduled

   [ ]   Key employees in place

   [ ] All equipment and networks that are the Station's responsibility in place

   [ ] A lockable staging area available for receiving parts (minimum size 12' x 12')

   [ ]   All machines must have a Hard and Soft Drop completed

   [ ]   Old existing player tracking equipment removed

                        ACRES SYSTEM WIRING SPECIFICATION
                                      CAT 5

All data lines will be run in separate conduit or wire trays from AC or any other signal wiring. Others will be responsible for all pulling and termination of all cable. Others will also supply all wire, cable and terminations.

Each location will have two Cat 5 UTP cables pulled from the respective wiring closet to the equipment location. Cat 5 wiring runs will not exceed 330ft. per IEEE 802.3 specifications.

Any cable manufacture meeting IEEE 802.3 Cat 5 UTP and local building codes will be satisfactory. Others will supply all wire, cable, termination and fiber.

Each Cat 5 cable at the equipment end will be terminated in a wall mount RJ45 jack and punched down to the punch panel at the closet end. IEEE 802.3 Ethernet wiring specifications will be adhered to in all terminations. Termination method will be T568B.

Cables will be identified with permanent wire markers at both cable ends and six feet in from each end. Each RJ45 jack or punch down panel will be clearly marked as to the location or punch down block number.

All cables will be listed and certified as free from any open wires, any shorted pairs, and any crossed pairs within each Cat 5 cable. All cables will be protected from damage at either end during construction, carpet laying and installation of slot stands.

If more than one central wiring closet is used, 4 fiber pairs will be pulled to the central computer room from each wiring closet. Others will provide a fiber termination panel in the computer room as well as each of the wiring closets.

Each fiber pair will be identified as to the pair it is and the closet it is coming from. The same permanent marking as the Cat 5 will be used.


                        ACRES SYSTEM WIRING SPECIFICATION
                   BELDON 4 WIRE WITH BANK CONTROLLER CLOSETS

All data lines will be run in separate conduit or wire trays from AC or any other signal wiring. This specification assumes that the Bank Controller will be located in a wiring closet. Others will be responsible for pulling and termination of all cable. Others will also supply all wire, cable and terminations.

Each slot bank will have 3 Beldon 8723 and one Cat 5 cable pulled from the respective wiring closet to the slot bank on the slot floor. Cat 5 wiring runs will not exceed 330ft. per IEEE 802.3 specifications. Any cable run longer than 280 feet will be accompanied by a pair of glass fiber runs. Beldon 8723 cable runs may be up to 1000ft. from wiring closet to slot bank.

Any cable manufacturer meeting IEEE 802.3 Cat 5 UTP and local building codes will be satisfactory. Four wire cable must meet or exceed Beldon 8723 wiring specifications. Others will supply all wire, cable, termination and fiber.

Each Cat 5 cable at the slot bank end will be terminated in a wall mount RJ45 jack and punched down to the punch panel at the closet end. IEEE 802.3 Ethernet wiring specifications will be adhered to in all terminations. Termination method will be T568B.

Cables will be identified with permanent wire markers at both cable ends and six feet in from each end. Each RJ45 jack or punch down panel will be clearly marked as to the bank location or punch down block number.

All cables will be listed and certified as free from any open wires, any shorted pairs, and any crossed pairs within each Beldon 8723 cable. All cables will be protected from damage at either end during construction, carpet laying and installation of slot stands.


                           ACRES POWER SPECIFICATIONS

Bonus Engine II (BEII)                    .5 amp 15watts
Bank Controller                           1.0 amp
Server Racks                              2 30 amp outlets
PC's                                      1.5 amps


                       ACRES SERVER LOCATION SPECIFICATION

9' x 10' room (minimum)
Anti-static floor
Air Conditioned to 70 degrees F.
[ ]  Filtered clean room

                                    EXHIBIT G
                   SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT

      THIS SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT (this "Agreement") is entered into effective upon the conclusion of the Initial Warranty Period (the "Effective Date"), by and among AGI Distribution, Inc., a Nevada corporation, and Acres Gaming Incorporated, a Nevada corporation (collectively, "Acres"), and Station Casinos, Inc., a Nevada corporation and its Signatory Affiliates (collectively, "Station"). Capitalized terms not otherwise defined herein shall have the meanings set forth in that Equipment Sale Agreement dated ___________, 2001 (the "Equipment Sale Agreement"), between Acres and Station.

      Acres has licensed certain software to Station pursuant to various purchase and license agreements ("License Agreements") and Station wishes to have Acres perform software maintenance services pursuant to the following terms and conditions:

      1.    COVERED SOFTWARE.

      This Agreement shall apply to the software identified in Schedule A attached hereto (the "Software"), unless specifically excluded by an appropriate notation on that Schedule. This Agreement shall not apply to maintenance of any hardware provided by Acres nor to accessories, attachments, machines or other devices not provided by Acres.

      2.    MAINTENANCE SERVICE AND TRAINING.

      (a) Service. Acres shall correct defects in the Software during the Term (as defined below). Acres' representatives shall have full access to the Software in order to correct the defects. Acres warrants that it will provide system support for hardware and software. Acres will provide support for problem resolution through a Technical Assistance Hotline within Acres Customer Service Center. This hotline is a 24-hour, 7 day per week telephone support facility manned by qualified personnel. This facility will have the ability for network access in to the Casino Locations and Additional Properties and provide immediate direct assistance, or dispatch a service engineer (SE) or integration engineer (IE) to the site in accordance with the terms of the software maintenance agreement. Station agrees to provide Acres with VPN or other similar high bandwidth network access to allow remote troubleshooting of system problems. Acres will not provide support that is not requested through the Technical Assistance Hotline. Acres will determine if on-site support from an
(SE) or (IE) is necessary to resolve the issue. Acres will bill at a fixed rate of $125 per hour without increase during the Term for those services that, in the opinion of both Acres and Station, are beyond what the parties can reasonably expect to be included in the annual fee provided for herein. All travel and expense for on-site support outside the scope of service outlined in this Agreement will be billed at actual cost to Station. Station may contact the Customer Service Center to report any problems with software systems installation, setup/configuration, or function. A Customer Service Representative will provide telephone support and network interfacing to address specific issues within a two (2) hour response time. In the event that a material problem cannot be solved with telephone or network support, a technical support engineer will be dispatched to the site within four (4) hours from receiving the notice.

      (b) System Updates. All Wizard upgrades are to be included with the Acres maintenance agreement. These upgrades to not include new modules providing new levels of functionality not currently a part of the Wizard system. Acres will provide upgrades to application software which are related to changes in technical architecture as part of the software maintenance agreement.

      3. SYSTEM BUGS AND DEFECTS. In the event any non-material technical problem, bug or defect is identified in the system during the Term, Station shall provide Acres written notice of such non-material problem, and Acres shall have thirty (30)days to remedy the problem. Acres obligation to remedy any material problem which results in the substantial inability of the system to perform tasks it is designed to perform shall be responded to within forty-eight
(48) hours; if Acres is unable to provide said remedy in a timely fashion, Station may contract with a third party vendor to remedy the problem at Acres sole expense. Acres agrees to reimburse Station within 10 working days for invoices received related to the resolution of the problem.

      4. SYSTEM ENHANCEMENTS. Station may request enhancement of Acres system software with new features pursuant to a request submitted in writing to Acres. This request will include sufficient detail for Acres to estimate the work required for programming, testing and compliance. Acres will provide written response to Station within twenty (20) working days and advise whether the request can be implemented. If the request can be implemented, Acres will implement enhancements within a mutually agreeable time frame. Station acknowledges that the time frame will depend on the scope of the request and that enhancements are normally delivered in scheduled releases of software. Station further acknowledges that some requests may not be applicable to the Acres base product and will have to be considered on a case-by-case basis. If changes are implemented that require a unique version of the software for Station, Station agrees to pay the ongoing costs of maintaining the unique version at prevailing hourly rates.

      5. CONDITIONS ON SERVICE. This Agreement is contingent upon proper use of the Software. Acres, in its sole discretion, may be released from its obligations under this Agreement in the event that one (1) or more of the following occurs: (i) Improper Use. Errors in the use and operation of the Software which are caused by Station's incorrect use of the Software, including but not limited to data input errors or omissions, command function operation errors, recurring power failures, and Station's failure to train its employees in the use of the Software and any enhancements and upgrades; (ii) Corrective Procedures. Errors or defects in the Software which have previously been reported by Station have been corrected by Acres, but Station has failed or refused to install or perform the prescribed corrective procedures or programs provided to it by Acres; (iii) Software Tampering. Errors or defects in the Software are caused by or the result of alterations or revisions, or attempts to alter or revise or otherwise tamper with the Software by Station; (iv) Incompatible Equipment. Errors or defects in the functioning of the Software caused by or are the result of Station's use of incompatible or non-approved equipment; or (v) Station's Hardware Fails. Errors or defects in the functioning of the Software are caused by or are the result of Station's computer hardware, cabling, gaming devices, gaming support equipment, electrical system and supply, or any other equipment used by the Station to conduct its gaming operations.

      6. INITIAL TERM AND RENEWAL. This Agreement shall have an initial term (the "Term") of three (3) years, commencing on the Effective Date, unless earlier terminated as provided in Section 10 hereof.

      7.    PRICE AND PAYMENT.

      (a) Maintenance Fee. Commencing upon the Effective Date, Station shall pay to Acres the annual maintenance fee provided in Exhibit A to the Equipment Sale Agreement as modified by Section 11 of the Equipment Sales Agreement. The maintenance fee shall be payable quarterly in advance.

      (b) Change in the Number. In the event Station adds Software, the maintenance fee will be increased effective the month following the notice of increase provided by Acres. Additional maintenance fees will be payable to Acres within thirty (30) days following the notice of increase. In the event Station removes Software, the maintenance fee will be decreased effective the month following the removal of the Software. Prepaid maintenance fees, if any, will be refunded to Station within thirty (30) days following the notice of removal of the Software. Written notice of any change in the software must be communicated immediately, in writing, to Acres.

      8. TITLE TO SOFTWARE AND CONFIDENTIALITY. Any changes, additions, and enhancements in the form of new or partial programs or documentation as may be provided under this Agreement shall remain proprietary to Acres. The License Agreement referred to above shall include under its proprietary restrictions any such additional programming and documentation provided under this Agreement. Operating System enhancements which are mutually beneficial to both Station and Acres and serve to improve the functionality of the base product offered to customers other than Station will be provided free of charge to Station.

      The software or any improvements, modifications or changes to the Software provided hereunder and all copies thereof are proprietary to Acres and title thereto remains in Acres. All applicable rights to patents, copyrights, trademarks, and trade secrets in the software and the improvements, modifications and changes thereto that are proprietary to Acres are and shall remain in Acres. Station shall not sell, transfer, publish, disclose, display or otherwise make available the software or improvements, modifications or changes thereto that are proprietary to Acres or copies thereof to others. Station agrees to secure and protect each program, software product and copies thereof in a manner consistent with the maintenance of Acres' rights therein and to take appropriate action by instruction or agreement with its employees who are permitted access to each program or software product to satisfy its obligations hereunder. Violation of any provisions herein shall be the basis for immediate termination of this Agreement. Termination of this Agreement shall be in addition to and not in lieu of any equitable remedies available to Acres.

      9. EXCLUSION OF LIABILITY. ACRES MAKES AND STATION RECEIVES NO WARRANTY EXPRESS OR IMPLIED AND THERE IS EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ACRES SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS

AGREEMENT FOR CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      10.   TERMINATION.

      (a) Termination by Acres. Acres shall have the ability to terminate this Agreement and its obligations thereunder following written notice to Station in the event Station: (a) materially breaches any of the terms of the Equipment Sales Agreement or this Agreement, and such breach remains uncured upon the expiration of thirty (30) days after written notice thereof is served upon Station by Acres; (b) tampers with, modifies or attempts to modify the Software;
(c) fails, or refuses to pay any annual or increased maintenance fee by the fifth business day of a month; (d) becomes insolvent or makes a general assignment for the benefit of creditors; or (e) is subject to a petition under any bankruptcy act or similar statue and is not vacated with ten (10) days after it is filed. If termination occurs for any of the preceding causes, Acres has no obligation to refund prepaid maintenance fees, if any.

      (b) Termination by Station. Station shall have the ability to terminate this Agreement and its obligations thereunder if Acres breaches any material term of this Agreement upon sixty (60) days prior written notice. If Acres, within that time, shall have removed the cause or causes of termination, Station shall rescind in writing its notice of termination. If Acres does not remove the cause or causes of termination, Station is entitled to a refund of the unused portion of the maintenance fee. Such unused portion shall be determined as a percentage based on the number of days remaining under the quarter for which fees have been paid in advance, divided by ninety (90).

      11.   GENERAL PROVISIONS.

      (a) Notice. Any notice, request, demand, or other communication that is required or permitted under this Agreement shall be deemed properly given according to the terms of Section 20 (l) of the Equipment Sale Agreement.

      (b) Force Majeure. Acres shall not be liable for any delay in performance under the Agreement covered by an Act of God or any other cause beyond its reasonable control.

      (c) Assignment. Station may not assign this agreement without the prior written consent of Acres, which consent shall not be unreasonably withheld or delayed.

      (d) Governing Law. This Agreement shall be governed by the and construed in accordance with the substantive law of the State of Nevada without giving effect to any conflicts or choice of laws principles that otherwise might be applicable.

      (e) Attorneys' Fees. If either party brings any legal action or other proceeding for breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs. Disputes hereunder shall be arbitrated according to the terms of
Section 20 (h) of the Equipment Sale Agreement.

      (f) Divisibility. If any provision of this Agreement is found to be prohibited by law and invalid, or for any other reason if any provision held to be unenforceable, in whole or in part, such provision shall be ineffective to the extent of the prohibition or unenforceability without invalidating or having any other adverse effect upon any other provision of this Agreement.

      (g) Entire Agreement. This Agreement, including the documents and the instruments referred to herein, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous negotiations or agreements, whether oral or written, relating to the subject matter hereof. No extension, modification or amendment of this Agreement shall be binding upon a party unless such extension, modification or amendment is set forth in a written instrument, which is executed and delivered on behalf of such party.

      In Witness Whereof, the parties hereto have duly executed this Agreement, including the Schedules attached hereto and incorporated herein by reference, as of the date last signed below.

STATION CASINOS, INC.,                    AGI DISTRIBUTION, INC.,
a Nevada corporation                      d/b/a Acres Gaming Incorporated,
                                          a Nevada corporation

By:___________________________________    By:__________________________________
        Glenn C. Christenson
        Executive Vice President          Name:________________________________
        Chief Financial Officer
        Chief Administrative Officer      Title:_______________________________

PALACE STATION HOTEL & CASINO, INC.,
a Nevada corporation                      ACRES GAMING INCORPORATED
                                          a Nevada corporation
By:___________________________________
                                          By:__________________________________
Name:_________________________________
                                          Name:________________________________
Title:________________________________
                                          Title:_______________________________

BOULDER STATION, INC.,                    SANTA FE STATION, INC.,
a  Nevada corporation                     a Nevada corporation

By:___________________________________    By:__________________________________

Name:_________________________________    Name:________________________________

Title:________________________________    Title:_______________________________

TEXAS STATION, INC.,                      GREEN VALLEY RANCH GAMING, LLC,
a Nevada corporation                      a Nevada limited liability company

By:___________________________________    By:  GV Ranch Station, Inc.,
                                               Its Manager
Name:_________________________________
                                          By:__________________________________
Title:________________________________
                                          Name:________________________________

SUNSET STATION, INC.,                     Title:_______________________________
a Nevada corporation

By:___________________________________

Name:_________________________________

Title:________________________________

                             EXHIBIT G - SCHEDULE A
                      APPROVED SOFTWARE AND SERVICE PRICING

The following software is covered by this agreement.

SOFTWARE:                                                            LICENSES
Wizard(TM) slot accounting                                              6
Merlin(TM) casino mapping & analysis                                    6
Security and exception messaging                                        6
Lucky Coin(R) bonusing                                                  6
Xtra Credit bonusing                                                    6
Return Play bonusing                                                    6
Coinless Transit (or its replacement with a bonus application
to be selected by Station by February 15, 2001)                         6
Bonus Engine II firmware                                                6
Concentrator software                                                   6
Translator software                                                     6
Configuration workstation software                                      6
CMS Player Tracking interface                                           6
Acres ticket in/ticket out tracking software                            6

Additional licenses may be required for Casino Locations

Approved software shall include software to be developed in Section 9 of the Equipment Sale Agreement, and any Bonusing Applications developed by Acres which Station may wish to purchase prior to December 31, 2004, or an extended date, pursuant to Section 16 (b) of the Equipment Sale Agreement.

                                    EXHIBIT H
                           TECHNOLOGY ESCROW AGREEMENT

      THIS TECHNOLOGY ESCROW AGREEMENT (this "Agreement") is effective this __________ day of ___________, 2001, by and among ________________, as Escrow
Agent ("Agent"), AGI Distribution, Inc., a Nevada corporation, and Acres Gaming Incorporated, a Nevada corporation, (collectively, "Licensor") and Station Casinos, Inc., a Nevada corporation ("Licensee").

      WHEREAS, Licensor and Licensee have or will enter into that certain Equipment Sale Agreement (the "Sale Agreement") and Software Support and Maintenance Agreement "Maintenance Agreement") which provides for, among other things, the use by Licensee of Licensor's proprietary technology and other materials, including but not limited to certain hardware and software which comprise Licensor's slot machine related system (the "Acres System"), all as set out in the Sale Agreement; and

      WHEREAS, Licensor and Licensee desire this Technology Escrow Agreement to be supplementary to the Sale Agreement pursuant to 11 U.S.C. Section 365(n); and

      WHEREAS, availability of or access to certain proprietary data related to Licensor's proprietary technology and other materials is critical to Licensee in the conduct of its business; and

      WHEREAS, Licensor has deposited or will deposit with Agent such proprietary technology and other materials to provide for retention and controlled access for Licensee under the conditions specified below;

      NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged and in consideration of the promises, mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. LICENSOR DEPOSIT ACCOUNT/FEES. Following the execution of this Agreement and the payment of the set-up and deposit fee to Agent, Agent shall establish an account ledger in the name of Licensor and Licensee. Unless and until Licensor makes an Initial Deposit with Agent, Agent shall have no obligation to Licensor except as defined by this Section. Licensee agrees that it shall be responsible for payment of all fees due to Agent, which are set forth in Exhibit B.

2. INITIAL DEPOSIT. The Initial Deposit will consist of all material initially supplied by Licensor to Agent as specified by an accompanying document called a "Description of Deposit Materials" hereinafter referred to as Exhibit A. Agent shall issue to Licensor and Licensee a copy of Exhibit A within ten (10) days of acceptance by Agent of the Initial Deposit, acknowledging which of the items listed therein that it has received for storage, subject to the conditions in Section 4 herein.

3. DEPOSIT CHANGES. Unless otherwise provided by this Agreement, Addenda or Exhibits, Licensor has the obligation to keep the Deposit updated at least on a quarterly basis with supplemental or replacement materials and more often in event that Licensor issues a new version of the firmware source codes necessary for operation of the Acres System.

      a. SUPPLEMENTAL DEPOSIT. The Supplemental Deposit will include any materials added to the Deposit. Licensor will submit the Supplemental Deposit accompanied by a revised Exhibit A. Within ten
            (10) days of acceptance by Agent of such Supplemental Deposit, Agent shall notify Licensor and Licensee by issuing a copy of the revised Exhibit A.

      b. REPLACEMENT DEPOSIT. The Replacement Deposit consisting of replacement materials shall replace the existing Deposit defined by Exhibit A. Licensor will submit the Replacement Deposit accompanied by a revised Exhibit A. Within ten (10) days of acceptance by Agent of such Replacement Deposit, Agent shall notify Licensor and Licensee by issuing a copy of the revised Exhibit A. Agent will destroy or return to Licensor, pursuant to Licensor's directions, all materials that are replaced by the Replacement Deposit.

4. DEPOSIT INSPECTION. Upon the receipt of the Initial Deposit materials and any Deposit Changes, pursuant to Section 3 hereof, Agent will visually match the listed items on Exhibit A to the labeling of such materials. Agent shall not be responsible for verifying the contents or validating the accuracy of Licensor's labeling. Acceptance of the Deposit will occur only when Agent concludes that the Deposit Inspection is complete.

5. GOVERNING LAW/CONSENT TO JURISDICTION. The parties agree that the laws of the State of Nevada shall govern the relationship and obligations of each party to the other herein, and any disputes arising out of the terms of this agreement. Disputes hereunder shall be arbitrated according to the terms of Section 20 (h) of the Sale Agreement.

6. CONFIDENTIALITY. Agent agrees to place the Deposit in safekeeping in a locked and secure area and shall put the escrowed deposit under the control of one or more of its officers or designees, selected by Agent, whose identity shall be available to Licensor and Licensee at all times. Agent shall exercise a professional level of care and a fiduciary relationship to the Licensor and Licensee herein.

      Agent acknowledges Licensor's assertion that the Deposit shall contain proprietary data of Licensor and that Agent has an obligation to preserve and protect that confidentiality. Agent shall maintain sufficient controls to protect the confidentiality of the Deposit escrow by limiting those persons who shall have access to the safekeeping area.

7. TERM OF AGREEMENT. This Agreement and the obligations of Agent shall continue until notice by the Agent of an election to terminate, or notice by Licensee of a desire to terminate. Any such notice of termination shall be delivered (with copies to all other parties by regular mail) to the addressee by either U.S. mail, facsimile, overnight delivery or personal delivery, at least ninety (90) days before the effective date of termination. In the event Licensee gives notice of the termination, Licensee must, within thirty (30) days of the effective date of termination, substitute a newly designated Agent willing to replace the current Agent under the instructions contained herein. Such substitute Agent shall be located in the State of Nevada, and the Agent's name and address shall be provided to Licensor. If the Agent elects to terminate this Agreement, Licensee shall, prior to the effective date of termination, notify Licensor of the name and address of the intended substituted Agent. Licensee agrees to obtain Licensor's prior consent to any substituted Agent and Licensor agrees that such consent shall not be unreasonably withheld or delayed.

8. TERMINATION. Upon termination of this Agreement, all duties and obligations of Agent to Licensor and Licensee imposed by this Agreement will terminate after appropriate arrangements have been carried out for the pick-up and delivery of the escrowed items to Licensor or the designated substituted Agent.

9. RELEASE OF DEPOSIT TO LICENSEE. The Initial Deposit and any Supplemental Deposit(s) or Replacement Deposit(s) shall be released to Licensee ten
      (10) business days after Licensee's notice to Agent and Licensor of the occurrence of any of the following events, each of which shall be a "Release Condition" unless Licensor shall have objected in writing to Agent and Licensee:

      (a) In the event Licensor shall fail to hold any and all licenses required for the conduct of its activities under the Agreement, including all licenses and approvals required under the Nevada Gaming Control Act and the regulations promulgated thereunder;

      (b) In the event Licensor shall fail to carry out its material obligations under the Maintenance Agreement, provided Licensor has had the opportunity to cure such failure as provided in the Maintenance Agreement.

10. FILING FOR RELEASE OF DEPOSIT BY LICENSEE. Upon notice to Agent by Licensee of the occurrence of a Release Condition, Agent shall immediately so notify Licensor by telephone and/or telecopier and by U.S. mail with a copy of the notice from the Licensee.

11.   CONDITIONS FOR USE FOLLOWING RELEASE. Following a release as provided in
      Section 9, Licensee shall have the non-exclusive right to use the released material and technology solely for the purpose of continuing the benefits afforded to Licensee hereunder. Additionally, Licensee shall be required to maintain the confidentiality of the released material and technology.

12. INDEMNIFICATION. Licensor and Licensee agree to defend and indemnify Agent and hold Agent harmless from and against all claims, actions and suits, whether in contract or in tort, and from and against any and all liabilities, losses, damages, costs, charges, penalties, counsel fees, and other expenses of any nature (including, without limitation, settlement costs) incurred by Agent as a result of performance of this Agreement except in the event of a judgment which specifies that Agent acted with gross negligence or willful misconduct.

13. AUDIT RIGHTS. Agent agrees to keep records of the activities undertaken and materials prepared pursuant to this Agreement. Licensor and Licensee will be entitled at reasonable times, during normal business hours and upon reasonable notice to Agent, during the term of this Agreement to inspect the records of Agent with respect to this Agreement.

      Licensor or Licensee will be entitled, upon reasonable notice to Agent and during normal business hours, at the facilities designated by Agent, accompanied by a designated employee of Agent, to inspect the physical status and condition of the Deposit. The Deposit may not be changed by Licensor or Licensee during the inspection.

14. DESIGNATED REPRESENTATIVE. Licensor and Licensee each agree to designate one individual as Designated Representative to receive notices from Agent and to act on behalf of Licensor and Licensee respectively with respect to the performance of their obligations as set forth in this Agreement and to notify Agent immediately in writing in the event of any change from one Designated Representative to another.

15.   GENERAL.

      (a) Agent may act in reliance upon any written instruction, instrument, or signature believed to be genuine and may assume that any person giving any written notice, request, advice or any instruction in connection with or relating to this Agreement has been duly authorized to do so.

      (b) Notwithstanding the foregoing, except as authorized under Sections 9 and 10 hereof, Agent shall not release any deposited items to either Licensor or Licensee without joint signature authorization showing consent from Licensor and Licensee.

            To Licensor:      Acres Gaming Incorporated
                              7115 Amigo Street
                              Las Vegas, NV  89118
                              ATTN: Chief Executive Officer

            With a copy to:   Perkins Coie LLP
                              1211 SW Fifth Avenue, Suite 1500
                              Portland, OR 97204
                              ATTN: Patrick J. Simpson

            To Licensee:      Station Casinos, Inc.
                              P.O. Box 29500
                              Las Vegas, NV 89126-3300
                              ATTN: Glen Bashore
                                    Vice President of Operations/Development

            With a copy to:   Station Casinos, Inc.
                              P.O. Box 29500
                              Las Vegas, NV 89126-3300
                              ATTN: Scott Nielson, Esq.
                                    Executive Vice President and General Counsel

            To Escrow Agent:

16. ASSIGNMENT. Neither party hereto may assign its rights or delegate its duties under the Agreement to any other person or entity, by operation of law or otherwise, without the prior written consent of the other party hereto; provided, however, that the assigning party may, without the prior written consent of the other party, assign its rights and/or duties under the Agreement to (I) an entity in which the assigning party has a majority ownership and right of control, or (ii) any successor entity in connection with a merger, reorganization or other corporate restructuring of the assigning party. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

17. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto and the Agreement referred to hereinabove, constitute the entire Agreement between the parties concerning the subject matter hereof, and will supersede all previous communications, representations, understandings, and agreements, either oral or written between the parties. Any changes or modifications hereto shall only be valid if reduced to writing signed by the parties. If any provision of this Agreement is held by any court to be invalid or unenforceable, that provision will be severed from this Agreement and any remaining provisions will continue in full force.

"LICENSEE"                                "LICENSOR"

STATION CASINOS, INC.,                    AGI DISTRIBUTION, INC.,
a Nevada corporation                      A Nevada corporation


By:___________________________________    By:__________________________________
        Glenn C. Christenson
        Executive Vice President          Name:________________________________
        Chief Financial Officer
        Chief Administrative Officer      Title:_______________________________



                                          ACRES GAMING INCORPORATED,
                                          a Nevada corporation


                                          By:__________________________________

                                          Name:________________________________

                                          Title:_______________________________

                                          ESCROW AGENT

                                          By:__________________________________
                                          Name:________________________________
                                          Title:_______________________________

                                    EXHIBIT I
                              BONUSING APPLICATIONS

LINKED PROGRESSIVE
LUCKY COIN(R)
CARDED LUCKY COIN(R)
MULTI CASINO (LUCKY COIN, CARDED LUCKY COIN, PROGRESSIVES)
TIME BASED BONUS
MOTOR CITY MADNESS
MILLION DOLLAR BONUS
MULTIPLE JACKPOT TIME(TM)
MR. POKIE
HURRICANE ZONE(TM)
FREE FOR ALL(TM)
NTH COIN
PERSONAL PROGRESSIVE(TM)
RETURN PLAY(TM)
POINT PLAY(TM)
XTRA CREDIT(TM)
MONEY FOR NOTHING
MULTIPLE BONUS AREA
MATCH PLAY(TM)
CELEBRATION PRIZES(TM)
RANDOM REWARDS(TM)
APPRECIATION TIME(TM)
FREEPLAY(TM)


                                     Page 1